Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES FIRST QUARTER OPERATING RESULTS

COMPANY REPORTS EARNINGS PER SHARE OF $1.41, COMPARED WITH PRIOR-YEAR NET LOSS OF ($27.48) PER SHARE

Overland Park, KS | May 21, 2025 Digital Ally, Inc. (NASDAQ: DGLY) (the “Company”), which develops, manufactures, and markets advanced video recording products and other critical safety products for a growing variety of industries and organizational functions, including law enforcement, emergency management, fleet safety and event security, today announced that it has filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2025 with the SEC. The Form 10-Q reflects significant improvements in gross profit, operating income (loss), and net income attributable to common stockholders in the first quarter of 2025 when compared with the prior-year period.

First Quarter Highlights:

●	Total revenue decreased 19% to $4.4 million, compared with total revenue of $5.5 million in the first quarter of 2024.
●	Gross profit margin expanded to 35.8% of revenue vs. 27.6% in prior-year period.
●	Selling, general and administrative expenses declined 50.1% from year-earlier levels.
●	The Company reported an operating loss of $974,680, which represented an improvement of $2,664,354 or 73.2% when compared with the first quarter of 2024.
●	The Company reported non-operating gains of $5,241,762, which represented an improvement of $5,545,996 when compared with the first quarter of 2024.
●	Net income attributable to common stockholders improved to $4,263,471, or $1.41 per diluted share, compared with a year-earlier net loss of ($3,931,020), or ($27.48) per share.
●	Total working capital improved to a positive $3,385,051 as of March 31, 2025, as compared to a deficit of $(19,377,507) as of December 31, 2024.
●	Total stockholders’ equity improved to $11,569,375 as of March 31, 2025, as compared to a deficit of $(9,013,430) as of December 31, 2024.

“Our first quarter financial results, which included substantial non-operating gains and losses, clearly reflect the operating leverage inherent in our business model that has resulted from substantial decreases in overhead expenses, reduced headcount, and the focus on our subscription based sales model for our video solutions segment and the successful restructuring of our law enforcement products sales organization,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Improved gross profit margins and a lower SG&A expense ratio allowed the Company to achieve a $2,664,354 improvement in operating income when compared to the similar period in 2024. Our ability to achieve these gains was particularly impressive in light of the continuation of a challenging economic environment, which has negatively impacted state, county and municipal government budgets that fund the law enforcement agencies that represent our primary customer base.”

“Additionally, we completed a $14.3 million public equity offering during the first quarter 2025 that significantly improved our liquidity and resulted in stockholders’ equity well in excess of the minimum $2.5 million equity threshold required for continued listing on The Nasdaq Capital Market. We continue to work to regain compliance with the minimum $1.00 bid price requirement for continued listing on Nasdaq. The Company is committed to regaining and maintaining compliance with all applicable requirements for continued listing on Nasdaq.”

“We look towards the future with optimism. We anticipate our entertainment segment will improve its revenues and operating profits as we approach our June 26-28, 2025, Country Stampede Music Festival. While we recognize that the market for law enforcement products remains challenging and highly competitive, the steps taken by Digital Ally to reduce costs, streamline supply chain logistics, and incentivize sales efforts have transformed the Company into a lean organization that is capable of responding quickly to changes in our industry. The impressive earnings turnaround that we achieved during the first quarter of 2025 is very encouraging, and I would like to thank all of our employees, vendors, management and directors for the dedicated efforts and hard work that made the achievement of a profitable first quarter possible. We are highly focused upon the restoration of sustainable and growing profitability in order to rebuild shareholder value, and I look forward to reporting upon our results for the balance of the year,” concluded Ross.

About Digital Ally, Inc.

Digital Ally Companies (NASDAQ: DGLY) through its subsidiaries, are engaged in video solution technology, healthcare revenue cycle management, ticket brokering and marketing and event production. Digital Ally continues to add organizations that demonstrate the common traits of positive earnings, growth potential, innovation and organizational synergies.

For additional news and information please visit www.digitalally.com

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including, without limitation, the risks described in the Company’s 2024 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774